UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

PACIFIC OFFICE PROPERTIES TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACIFIC OFFICE PROPERTIES TRUST, INC. 841 Bishop Street, Suite 1700 Honolulu, Hawaii 96813
__________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2012
__________________
NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Pacific Office Properties Trust, Inc. (the “Company”) will be held on Friday, May 18, 2012 at 10:00 a.m. local time at 841 Bishop Street, 17th Floor, Honolulu, Hawaii 96813 for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three directors of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify;

2.
To approve an amendment to the Company’s charter to change the minimum and maximum number of directors of the Company and to change the name of the class of the Company’s common stock currently designated as “Listed Common Stock” to “Class A Common Stock”;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
You may vote if you were a stockholder of record as of the close of business on March 28, 2012. If you do not plan to attend the meeting and vote your shares of stock in the Company in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States, Canada or Puerto Rico);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.
If your shares of stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.
Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
By Order of the Board of Directors

Kimberly F. Aquino
Corporate Secretary
Honolulu, HI
April 18, 2012

Important notice regarding the availability of proxy materials for the
Annual Meeting of Stockholders to be held on May 18, 2012

Our Proxy Statement and Annual Report to Stockholders are available at www.pacificofficeproperties.com

PROXY STATEMENT

PACIFIC OFFICE PROPERTIES TRUST, INC.
841 Bishop Street, Suite 1700
Honolulu, Hawaii 96813
____________
PROXY STATEMENT
____________

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 18, 2012 and are furnished in connection with the solicitation of proxies by the board of directors of Pacific Office Properties Trust, Inc. for use at the Annual Meeting of stockholders of Pacific Office Properties to be held on Friday, May 18, 2012 at 10:00 a.m. local time at 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813, which we refer to as the “Annual Meeting,” and at any adjournments or postponements thereof. The proxy statement and our 2011 Annual Report to Stockholders, or the “2011 Annual Report,” are also available on the Internet at www.pacificofficeproperties.com.
When we use the words “we,” “us,” “our,” “Pacific Office Properties” or “Company,” we are referring to Pacific Office Properties Trust, Inc. In this proxy statement, we sometimes refer to the class of our common stock that was listed and traded on the NYSE Amex until April 5, 2012, and is now quoted in the OTCQB tier of the OTC Marketplace, as our “Class A Common Stock.” We have previously referred to this class of our common stock as our “Listed Common Stock.” If approved by our stockholders, the amendment to our charter described in Proposal 2 will formally change the name of this class of our common stock from “Listed Common Stock” to “Class A Common Stock.”
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?
If our records show that you were a holder of either our Class A Common Stock, our Class B Common Stock or our Senior Common Stock, which together we refer to as our “common stock,” or our proportionate voting preferred stock, which together with our common stock, we refer to as “stock,” at the close of business on March 28, 2012, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. We have one outstanding share of proportionate voting preferred stock, held by Pacific Office Holding, Inc., which we refer to as “Pacific Office Holding,” and that share of proportionate voting preferred stock entitles Pacific Office Holding to cast votes equal to the total number of shares of common stock issuable upon exchange of the common limited partnership units, or “Common Units,” and convertible preferred limited partnership units, or “Preferred Units,” issued on March 19, 2008 by Pacific Office Properties, L.P., which we refer to as our “Operating Partnership.” Stockholders do not have the right to cumulate votes in the election of directors.
What is the purpose of the meeting?
At the Annual Meeting, you will be asked:

•	to vote upon the election of three directors;

•	to approve an amendment to our charter to change the minimum and maximum number of our directors and to change the name of the class of our common stock currently designated as “Listed Common Stock” to “Class A Common Stock”;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	to consider and act upon any other matters that may properly be brought before the meeting and at any adjournments or postponements thereof.
What constitutes a quorum?
The presence, in person or by proxy, of holders of common stock and proportionate voting preferred stock representing a majority of the votes entitled to be cast at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 6,352,081 shares of common stock outstanding (consisting of 3,941,142 shares of Class A Common Stock, 100 shares of Class B Common Stock and 2,410,839 shares of Senior Common Stock), and one share of proportionate voting preferred stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon, and our outstanding share of proportionate voting preferred stock entitles its holder to cast 46,173,693 votes for each matter to be voted upon.
What vote is needed to approve each proposal?
A plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of directors. A majority of all of the votes entitled to be cast at the meeting at which a quorum is present is necessary for the approval of the charter amendment. A majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm, and the approval of any other matters properly presented at the meeting for stockholder approval, unless more than a majority of the votes cast is required to approve such other matters under Maryland law. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast.” Therefore, assuming a quorum is present, abstentions will have no effect on the election of directors or the ratification of our independent registered public accounting firm, but will have the same effect as a vote against the approval of the charter amendment. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, such as the election of directors (as discussed further below), will be treated in the same manner as abstentions for purposes of the Annual Meeting. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or our charter.
Can I revoke my vote after I submit my proxy card?
If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly signing and forwarding to us at our address a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.
If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.
How do I vote?
Voting in Person at the Meeting. If you are a registered stockholder and attend the Annual Meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.
Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•
By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Computershare Investor Services in the postage-paid envelope provided.

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By Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 18, 2012. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Internet. You also have the option to authorize a proxy to vote your shares by the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 18, 2012. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you must follow the voting instructions provided to you by your broker, bank or other nominee holder in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. Without your instructions, your broker is permitted to use its own discretion and vote your shares on certain routine matters (such as the ratification of our independent registered public accounting firm) but is not permitted to use discretion and vote your shares on non-routine matters (such as the election of directors). We believe that the approval of the amendment to our charter described in Proposal 2 will be considered a routine matter for this meeting.
Please see the enclosed proxy card for further instructions on how to submit your vote.
How is my vote counted?
If you properly execute a proxy in the accompanying form, and we receive it prior to voting at the meeting, or if you authorize your proxy to vote your shares electronically through the Internet or by telephone, the shares of stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for directors listed in Proposal 1, “for” approval of the amendment to our charter described in Proposal 2, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and as recommended by our board of directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
How are proxies solicited and who paid for this proxy solicitation?
Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons.
What are the requirements for presenting director nominations and stockholder proposals?
Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2013 must be received by our Corporate Secretary at our Company’s principal executive offices at Pacific Office Properties Trust, Inc., 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813, by December 19, 2012.
In addition, our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our Corporate Secretary at the Company’s offices at the address listed above. Under our bylaws, to be timely, notice must have been delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the previous year’s annual meeting, or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered no earlier than 150 days prior to the date of such annual meeting nor after the later of 120 days prior to such annual meeting or 10 days following the date such meeting is first publicly announced. The Company must receive any proposals for consideration at the 2013 annual meeting of stockholders no earlier than November 19, 2012 and no later than December 19, 2012. In addition, the form of proxy that the board of directors will solicit in connection with the Company’s 2012 annual meeting of stockholders will confer discretionary authority to vote on any proposal received after December 19, 2012.
Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the requirements of our bylaws, and the applicable requirements of Maryland law.
Can I receive future stockholder communications electronically through the Internet?
Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request that future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.
What other information should I review before voting?
For your review, our 2011 Annual Report, which includes financial statements for the fiscal year ended December 31, 2011, is being mailed to you concurrently with the mailing of this proxy statement. The 2011 Annual Report, however, is not part of the proxy solicitation material. You may also obtain, free of charge, a copy of our 2011 Annual Report on our website at http://www.pacificofficeproperties.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Effective April 1, 2012, we became externally advised by Shidler Pacific Advisors, LLC, referred to as Shidler Pacific Advisors or our Advisor, an entity that is owned and controlled by Jay H. Shidler, our Chairman of the Board. Shidler Pacific Advisors is responsible for our day-to-day operation and management. In connection with the externalization of our management, James R. Ingebritsen resigned from the our board of directors and as our President and Chief Executive Officer, Michael C. Burer resigned as our Chief Financial Officer and Treasurer, and Matthew J. Root resigned as our Chief Investment Officer, in each case, effective as of March 29, 2012. Lawrence J. Taff, previously our Executive Vice President, was appointed by the board of directors as our President, Chief Executive Officer, Chief Financial Officer and Treasurer, effective as of March 29, 2012. Mr. Taff also serves as President of Shidler Pacific Advisors. In addition, in connection with our cost savings objectives, two of our directors, Paul M. Higbee and Clay W. Hamlin, indicated their desire not to stand for re-election at the Annual Meeting, and their terms will expire at the Annual Meeting.
In light of the vacancies arising on the board of directors resulting from the above actions, and following the recommendation of the Nominating and Corporate Governance Committee, our board of directors has determined that the number of directors comprising the board of directors immediately following the Annual Meeting shall be three, and has nominated our three remaining directors – Jay H. Shidler, Michael W. Brennan and Robert L. Denton – for re-election at the Annual Meeting, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. In making its recommendations, the Nominating and Corporate Governance Committee considered a number of factors, including its criteria for board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the board. Our board of directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our board of directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our board of directors may recommend.
Vote Required
Directors will be elected by a plurality of the votes cast at the Annual Meeting if a quorum is present. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to the election of directors.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN THIS PROPOSAL 1. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.
Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the Annual Meeting, all of whom currently serve as directors of the

Company, and our executive officers (neither of whom are directors), based on information furnished to Pacific Office Properties by each nominee and executive officer as of March 2012. Each executive officer holds office until the regular meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier resignation or removal.
Jay H. Shidler, 65, has been Chairman of our board of directors since March 2008. Mr. Shidler also served as our President and Chief Executive Officer on an interim basis from September 2009 through March 2010. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies. In addition to the Company, these include three other public REITs — TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust. Mr. Shidler also served as Chairman of the board of directors of First Industrial Realty Trust, Inc. from 1993 through January 2009, and as a director until May 2010. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler was a founder. Mr. Shidler is an active supporter of a number of educational, cultural and charitable organizations. He received a bachelor’s degree in business administration from the University of Hawaii. In honor of Mr. Shidler, in 2006, the University of Hawaii renamed its business school the Shidler College of Business.
We believe that Mr. Shidler’s demonstrated board leadership, significant expertise in the field of real estate investment and finance and his experience with public REITs is invaluable to us, and highly qualifies him as a member of our board of directors.
Michael W. Brennan, 55, has been a member of our board of directors since March 2008. Since January 2010, Mr. Brennan has served as Chairman of Brennan Investment Group, LLC, a group specializing in industrial properties. From 1999 to 2008, Mr. Brennan served as President, Chief Executive Officer and a member of the board of directors of First Industrial Realty Trust, Inc. (NYSE: FR) and from 1994, the year he co-founded First Industrial, to 1999, he served as its Chief Operating Officer and Chief Acquisitions Officer. Mr. Brennan joined The Shidler Group as its principal acquisitions executive in 1986 and was named partner of its Mid-West region in 1988. He began his career as an investment specialist with CB Commercial (now CB Richard Ellis Group, Inc.), a commercial real estate brokerage firm. Mr. Brennan has orchestrated more than $12 billion in industrial real estate transactions in the course of his 27-year career and is considered an industry expert, having appeared on CNBC, CNNfn and Bloomberg Television. In May 2009, Mr. Brennan was appointed Executive Director of the James A. Graaskamp School of Real Estate at the University of Wisconsin. From 2005 to 2009, Mr. Brennan served as a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE). He also serves as a director of the Chicago Public Library Foundation. He holds a bachelor’s degree in finance from the University of Notre Dame.
We believe that Mr. Brennan’s experience in acquiring and operating commercial real estate, and experience with a public REIT, including as Chief Executive Officer and a director of First Industrial Realty Trust, Inc., adds valuable insight to our board and highly qualifies him as a member of our board of directors.
Robert L. Denton, 59, has been a member of our board of directors since March 2008.

Mr. Denton is a Managing Partner with The Shidler Group and the resident principal in its New York office. Prior to joining The Shidler Group in 1994, Mr. Denton co-founded Providence Capital, Inc., a private investment bank. Providence Capital, Inc. was the successor company to First Pacific U.S. Securities Limited, a Hong Kong-domiciled broker-dealer that specialized in the sale of U.S. securities to Asian investors. Mr. Denton was responsible for that firm’s mergers and acquisitions business. First Pacific was merged into Jefferies & Company in 1987 and Mr. Denton became co-head of its mergers and acquisitions division. Prior to joining First Pacific in 1985, Mr. Denton was a principal with Booz Allen & Hamilton, Inc. where he provided strategy and acquisition advisory services to U.S. and international companies. He has completed numerous mergers and acquisitions transactions and consulting assignments during his career. Mr. Denton began his career as an auditor at Arthur Andersen & Company. Mr. Denton is a member of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and serves as a member of its Audit Committee and as Chairman of its Nominating and Corporate Governance Committee. Mr. Denton received a bachelor’s degree in economics from the University of Pennsylvania and received his master’s in business administration from the Wharton School of the University of Pennsylvania.
We believe that Mr. Denton’s background providing strategic advisory and management consulting services, his expertise in mergers and acquisitions, and his board and audit committee experience is a vital asset to our board and highly qualifies him as a member of our board of directors.
Executive Officers
Lawrence J. Taff, 54, has served as our President, Chief Executive Officer, Chief Financial Officer and Treasurer, and as President of our Advisor, since March 2012. Prior to that, Mr. Taff served as our Executive Vice President since January 2009. Mr. Taff also served as our Chief Financial Officer on an interim basis from September 2009 to April 2010. Mr. Taff has been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr. Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.
Kimberly F. Aquino, 47, has served as our Vice President and Corporate Secretary, and as Vice President and Corporate Secretary of our Advisor, since March 2012. Prior to that, Ms. Aquino served as our Corporate Secretary since February 2011. She also served in that capacity from March 2008 to May 2009. Ms. Aquino has been a partner of The Shidler Group since 2009 and has served in various capacities in The Shidler Group since 1991, most recently as Senior Vice President from 2004 to 2009 and Assistant Vice President and Vice President from 1995 to 2004. Prior to joining The Shidler Group, Ms. Aquino managed the national and international referral network at a large real estate brokerage firm.
Our Structure
We are a real estate investment trust, or REIT, that owns and operates primarily institutional-quality office properties principally in selected long-term growth markets in southern California and Hawaii. Following our formation transactions and throughout 2010, we were externally advised by Pacific Office Management, Inc., which we refer to as Pacific Office Management, an entity that was owned and controlled by Jay H. Shidler, our Chairman of the Board, and certain of our executive officers and related parties of The Shidler Group, which is a business name utilized by a number of affiliates of Mr. Shidler. Pacific Office Management was responsible for the day-to-day operations and management of the Company. Effective as of February 1, 2011, we acquired all of the outstanding stock of Pacific Office Management for an aggregate purchase price of $25,000 and internalized management.
Effective April 1, 2012, we became externally advised once again by Shidler Pacific Advisors, an entity that is owned and controlled by Mr. Shidler. Our Advisor is responsible for the day-to-day operation and management of the Company.
We were formed on March 19, 2008 via a merger, and related transactions, of The Shidler Group’s western U.S. office portfolio and joint venture operations into Arizona Land Income Corporation, a publicly-traded REIT.  We are the sole general partner of our Operating Partnership, Pacific Office Properties, L.P., a Delaware limited partnership.
As part of the formation transactions, POP Venture, LLC, a Delaware limited liability company, which we refer to as Venture, contributed to our Operating Partnership ownership interests in eight wholly-owned properties and one property in which it held a 7.5% managing ownership interest. We refer to these properties as the Contributed Properties.  In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 Common Units, together with 4,545,300 Preferred Units in our Operating Partnership and $16,695,000 in promissory notes.
The Common Units held by Venture are redeemable by Venture on a one-for-one basis for shares of our Class A Common Stock, or a new class of common units without redemption rights, as elected by a majority of our independent directors. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the date we consummate an underwritten public offering (of at least $75 million) of our Class A Common Stock. The Preferred Units are not convertible as of the date of this proxy statement. Upon conversion of the Preferred Units to Common Units, such Common Units will be redeemable by Venture on a one-for-one basis for shares of our Class A Common Stock or a new class of common units without redemption rights, as elected by a majority of our independent directors, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.
As part of our formation transactions, we issued to Pacific Office Management, our former advisor, one share of Proportionate Voting Preferred Stock. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation, but it entitles its holder to vote on all matters for which the holders of Class A Common Stock are entitled to vote. The Proportionate Voting Preferred Stock entitles its holder to cast a number of votes equal to the total number of shares of Class A Common Stock issuable upon redemption for shares of the Common Units and Preferred Units (representing 46,173,693 common share equivalents) issued in connection with the formation transactions, notwithstanding any restrictions on redemption of the Operating Partnership units. This number will decrease to the extent that these Operating Partnership units are redeemed in the future. The number will not increase in the event of subsequent unit issuances by our Operating Partnership. As of December 31, 2011, that share of Proportionate Voting Preferred Stock represented approximately 88% of our voting power.  In connection with the internalization of our management in February 2011, Pacific Office Management sold the share of Proportionate Voting Preferred Stock to Pacific Office Holding, Inc., a corporation owned by Mr. Shidler, Mr. Taff and certain of our former executive officers and other affiliates, for nominal consideration.  Pacific Office Holding has agreed to cast its Proportionate Voting Preferred Stock votes on any matter in direct proportion to votes that are cast by limited partners of our Operating Partnership holding the Common Units and Preferred Units issued in the formation transactions.

In connection with our formation transactions, Venture also granted us options to acquire managing ownership interests in five joint ventures holding 14 additional office properties. We exercised those options in multiple transactions. The acquisition of our managing ownership interest in a joint venture, which we refer to as POP San Diego I, holding four office properties (Torrey Hills Corporate Center, Palomar Heights Plaza, Palomar Heights Corporate Center and Scripps Ranch Center) comprising approximately 181,664 square feet located in San Diego, California was funded by issuing 396,526 Common Units on April 30, 2008 and 326,576 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively.  A total of 524,839 of these Common Units remain outstanding and are redeemable by the holders on a one-for-one basis for shares of our Class A Common Stock or cash, as elected by a majority of our independent directors.
Corporate Governance — Board of Directors
Effective as of April 1, 2012, our day-to-day operations are managed by Shidler Pacific Advisors under the ultimate oversight and direction of our board of directors. The board reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management, and provides oversight of financial reporting and legal compliance.
Independence and Composition
Following the Annual Meeting, our board will be comprised of three directors, two of whom — Messrs. Brennan and Denton — are “independent” directors under the listing standards of the NYSE Amex, the exchange on which our Class A Common Stock was listed and traded until April 5, 2012. This number represents a majority of the directors as is required under the listing standards of the NYSE Amex.
Board Leadership Structure and Role in Risk Oversight
In accordance with our bylaws, our board of directors elects our Chairman of the Board and our Chief Executive Officer, and each of these positions may be held by the same or separate persons.  Our board has not adopted a policy as to whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent director is to be elected. From September 2009 through March 2010, Mr. Shidler, our Chairman, also served as our Chief Executive Officer on an interim basis following the departure of our former Chief Executive Officer, which we believe provided valuable experience and insight during this transition.  Historically, however, these positions have been held by two persons, and since the election of our former Chief Executive Officer, Mr. Ingebritsen, in March 2010, these positions have been held by separate persons.  We believe that separating these positions better allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in providing advice to and oversight of management and to establish the agenda and preside at meetings of the board of directors.  We also believe that having board leadership independent of management helps ensure critical and independent thinking with respect to the Company’s strategy and performance.
Our board of directors has an active role in overseeing management of the Company’s risks.  The board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The audit committee currently assists the board in fulfilling its oversight responsibilities with respect to risk management.  Pursuant to its charter, the audit committee of our board of directors is responsible for discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control these exposures. The audit committee also evaluates the policies implemented by management to assure the adequacy of internal control and the financial reporting process, and to monitor compliance with laws and regulations and the Company’s code of business conduct and ethics.  It is also the responsibility of the audit committee to investigate employee misconduct or fraud. Following the withdrawal of the listing of our Class A Common Stock from the NYSE Amex, our board of directors has determined to dissolve each of the committees of the board of directors, including the Audit Committee, effective as of the Annual Meeting. Upon the dissolution of the audit committee, our board of directors will undertake directly the responsibilities previously delegated to the audit committee, including those relating to the oversight of risk management.
Meetings and Attendance
Our board of directors met three times in the fiscal year ended December 31, 2011. Each director attended at least 75% of the aggregate number of board and applicable committee meetings in 2011. We encourage but do not require board members to attend our annual meetings of stockholders. One of our directors was in attendance at our annual meeting of stockholders in 2011.
Stockholder Communications
The board of directors has a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing, addressed to the director(s) or the entire board of directors, in care of the Office of the Chairman, Pacific Office Properties Trust, Inc., 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813. To make confidential submissions to any director or to the entire board of directors, please indicate “confidential” on any correspondence.
Board Committees
Our board of directors currently has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an investment committee. Each of the audit, compensation and nominating and corporate governance committees consists solely of directors who are independent under the listing standards of the NYSE Amex.
As previously discussed, following the withdrawal of the listing of our Class A Common Stock from the NYSE Amex in April 2012, our board of directors has determined to dissolve each of the standing committees of our board of directors, effective as of the Annual Meeting. Following the Annual Meeting, our board of directors will be comprised of three directors. In light of the small size of the board of directors, the board has determined that it is appropriate for the board of directors as a whole to fulfill the functions previously delegated to the standing committees.
Audit Committee
Our audit committee currently consists of two directors, Mr. Higbee, who serves as chairman of the committee, and Mr. Hamlin, each of whom is independent under the listing standards of the NYSE Amex and the rules of the SEC.  Our board of directors has determined that Mr. Higbee is an “audit committee financial expert,” as defined in applicable SEC rules.  Our audit committee met four times in the fiscal year ended December 31, 2011. Our audit committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com.  The audit committee, among other purposes, serves to assist the board of directors in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and

•	our accounting and financial reporting processes, internal control systems and internal audit function.
Compensation Committee
Our compensation committee currently consists of two directors, Mr. Brennan, who serves as chairman of the committee, and Mr. Higbee, each of whom is independent under the listing standards of the NYSE Amex. Our compensation committee met three times in the fiscal year ended December 31, 2011. Our compensation committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The compensation committee, among other purposes, serves:

•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees, if any;

•	to review the performance of executive officers and adjust compensation arrangements as appropriate;

•	to establish compensation arrangements for directors; and

•	to review and monitor management development and succession plans and activities.
Our compensation committee charter provides for the review by our compensation committee with our chief executive officer, chief operating officer and chief financial officer of such officers’ evaluations of the performances of the executive officers that report to them and determine with each of them, as applicable, and recommend, where appropriate, that the board of directors approve of the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of any established goals.  The compensation committee charter also provides for the annual review by the compensation committee of management’s summary report on all other senior executives and key management employee compensation actions, as applicable.
The compensation committee also establishes compensation plans and programs for directors, such as equity-based plans and programs, annually reviews the adequacy of such plans and programs for our directors and administers any such plans and programs.
The compensation committee may form subcommittees for any purpose that the compensation committee deems appropriate and may delegate to such subcommittees such power and authority as the compensation committee deems appropriate, except that the compensation committee may not delegate to a subcommittee any power or authority that, under any law, regulation or listing standard of the NYSE Amex, must be exercised by the compensation committee as a whole.
The compensation committee has the sole authority to retain or terminate a compensation consultant to assist the compensation committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of two directors, Mr. Hamlin, who serves as chairman of the committee, and Mr. Higbee, each of whom is independent under the listing standards of the NYSE Amex. Our nominating and corporate governance committee met one time in the fiscal year ended December 31, 2011. Our nominating and corporate governance committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The committee, among other purposes, serves:

•	to identify and recommend to the board individuals qualified to serve as directors and on committees;

•	to advise the board with respect to board composition, procedures and committees;

•	to advise the board with respect to corporate governance principles and to develop and recommend a set of corporate governance guidelines; and

•	to lead the board in its review of the performance of the board and our management team.
The nominating and corporate governance committee is responsible for identifying individuals to serve on the board of directors. The nominating and corporate governance committee charter sets forth the criteria for selecting potential board members, which include, among other things, the possession of experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and efforts to board responsibilities. We believe that selecting candidates on the basis of these criteria enhances the board’s ability to manage and direct the affairs and business of the Company. Although diversity may be a consideration in the committee’s process, the committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Each of the candidates for director named in this proxy statement has been recommended by the nominating and corporate governance committee and approved by the board of directors for inclusion on the attached proxy card.
Our nominating and corporate governance committee charter also provides for the consideration of director nominees recommended by stockholders. See the section of this proxy statement entitled “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING” for a description about how stockholders desiring to make nominations for directors can do so. Our board of directors will evaluate a director nominee recommended by stockholders in the same manner as it evaluates director candidates recommended otherwise.
Our nominating and corporate governance committee may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary and it has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms.
Investment Committee
Our investment committee currently consists of four directors: Mr. Shidler, who serves as chairman of the committee, and Messrs. Denton, Brennan and Hamlin. The investment committee, among other purposes, serves to:

•	oversee the implementation of our investment strategy, the principal goal of which is to enhance long-term stockholder value through increases in earnings cash flow and net asset value;

•	review and approve, within parameters set by the board, specific transactions; and

•	regularly apprise the board of our progress and performance with respect to our investment strategy.
Code of Business Conduct and Ethics
Our directors, officers and employees (if any) are governed by the Company’s code of business conduct and ethics, which is available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it. Amendments to, or waivers from, a provision of the code of business conduct and ethics will be posted to the Company’s website promptly following the date of the amendment or waiver.
2011 Director Compensation
During the first two quarters of 2011, our directors were compensated under our former director compensation policy. Under this policy, directors were paid an annual fee of $12,000, and Mr. Higbee was paid an additional annual fee of $5,000 for his service as Chair of the Audit Committee. We also paid our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended.
Our compensation committee adopted a new director compensation policy effective the third quarter of 2011. In light of the compensation committee’s determination that there were insufficient shares remaining eligible for awards under the 2008 Directors’ Stock Plan, under the new policy, directors, except for Mr. Shidler, were paid an annual fee of $45,000, and Mr. Higbee was paid an additional annual fee of $10,000 for his service as Chair of the Audit Committee. Mr. Shidler elected to continue to be paid an annual fee of $12,000. We also continued to pay our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended.
As part of the cost saving measures put in place upon our externalization of management, which was effective on April 1, 2012, Mr. Shidler has waived his annual fee and the payment of meeting fees for each of our directors has been discontinued effective as of April 1, 2012.
Directors are entitled to reimbursement for reasonable out-of-pocket costs incurred in connection with their services as directors. None of our directors held any outstanding equity awards as of December 31, 2011.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Jay H. Shidler	15,250	—	—	—	—	—	15,250
James R. Ingebritsen(1)	—	—	—	—	—	—	—
Thomas R. Hislop(2)	4,000	—	—	—	—	—	4,000
Clay W. Hamlin(3)	33,000	—	—	—	—	—	33,000
Michael W. Brennan	32,500	—	—	—	—	—	32,500
Robert L. Denton	32,750	—	—	—	—	—	32,750
Paul M. Higbee(4)	41,000	—	—	—	—	—	41,000
____________

(1)
Mr. Ingebritsen also served as our President and Chief Executive Officer in 2011 and received no additional compensation for his services as a director. He resigned from the board, and as our President and Chief Executive Officer, effective as of March 29, 2012.

(2)	Mr. Hislop resigned from the board on March 4, 2011.

(3)	Mr. Hamlin is not standing for re-election at the Annual Meeting, and his term will expire at the Annual Meeting.

(4)	Mr. Higbee is not standing for re-election at the Annual Meeting, and his term will expire at the Annual Meeting.

Executive Officer Compensation
During 2010 and January 2011, we were externally managed by Pacific Office Management, did not have any employees of our own and, except as described below, did not compensate our executive officers for their service in such capacity. In accordance with our advisory agreement with Pacific Office Management, Pacific Office Management managed, operated and administered our day-to-day operations, business and affairs, for which it received a management fee and was entitled to certain other fees. Our executive officers were employed and compensated by Pacific Office Management. See the section of this proxy statement entitled “Certain Relationships and Related Transactions” below for a discussion of fees and expenses paid to Pacific Office Management and its affiliates.
Effective as of February 1, 2011, we internalized our management by acquiring Pacific Office Management along with its employees. Therefore, from February 1, 2011 through March 31, 2012, we did employ and compensate our executive officers and other employees. Following the internalization, we paid the annual performance bonuses for 2010 and payable in 2011 pursuant to Pacific Office Management’s employment agreements with Mr. Ingebritsen, our former Chief Executive Officer, and Mr. Wolford, our former Chief Financial Officer. The total compensation that we paid to our former Chief Financial Officer for 2010 was less than $100,000. We paid no other compensation to any of our executive officers for 2010.

We refer to the persons listed in the following Summary Compensation Table as our “named executive officers.” The Summary Compensation Table shows the compensation we paid to each of our named executive officers for 2010 and 2011.
Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NONEQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION(5) ($)	TOTAL ($)
James R. Ingebritsen	2011	343,750	375,000	—	—	—	—	46,933	765,683
President and Chief Executive Officer(1)	2010	—	375,000	—	—	—	—	—	375,000
James R. Wolford Former Chief Financial Officer(2)	2011	54,295	18,904	—	—	—	—	319,937	393,136
Matthew J. Root Chief Investment Officer(3)	2011	252,083	375,000	—	—	—	—	33,150	660,233
Lawrence J. Taff Executive Vice President(4)	2011	229,167	25,000	—	—	—	—	17,435	271,602
____________

(1)	Mr. Ingebritsen resigned as our President and Chief Executive Officer effective as of March 29, 2012.

(2)	Mr. Wolford resigned as our Chief Financial Officer on February 8, 2011.

(3)	Mr. Root resigned as our Chief Investment Officer effective as of March 29, 2012.

(4)	Mr. Taff was appointed as our President, Chief Executive Officer, Chief Financial Officer and Treasurer effective as of March 29, 2012.

(5)	“All Other Compensation” for each of our named executive officers is comprised of the following:

	AUTO ALLOWANCE AND PARKING ($)	HEALTH INSURANCE PREMIUMS ($)	MATCHING OF CONTRIBUTIONS TO 401(K) ($)	ACCRUED VACATION PAY ($)	SEVERANCE PAYMENT ($)	TOTAL ($)
Mr. Ingebritsen	16,500	8,496	437	21,500	—	46,933
Mr. Wolford	1,993	9,882	3,887	4,175	300,000	319,937
Mr. Root	5,500	8,400	7,750	11,500	—	33,150
Mr. Taff	3,892	6,626	6,917	—	—	17,435

Outstanding Equity Awards at Fiscal Year-End 2011
None of our named executive officers held any outstanding equity awards at the end of the fiscal year ended December 31, 2011.
Employment Agreement with Mr. Ingebritsen
On March 29, 2010, Pacific Office Management entered into an employment agreement with

Mr. Ingebritsen, our former President and Chief Executive Officer. The employment agreement was amended and restated on April 19, 2011, but made effective as of February 1, 2011, concurrent with the internalization of our management. The term of Mr. Ingebritsen’s employment agreement ended on March 29, 2012, concurrent with his resignation as our President and Chief Executive Officer and as a member of our board of directors.
Mr. Ingebritsen’s employment agreement provided for an annual base salary of $375,000. For each of the 2010 and 2011 calendar years, Mr. Ingebritsen was guaranteed an annual cash bonus of not less than $375,000. Under the agreement, he was entitled to a monthly automobile allowance in the amount of $1,500 and was entitled to participate in all benefit plans, programs or practices to the same extent as our executive officers generally.
Agreements with Mr. Wolford
On April 5, 2010, Pacific Office Management entered into an employment agreement with Mr. Wolford, our former Chief Financial Officer. Mr. Wolford’s employment agreement was for a term of three years and provided for an annual base salary of $275,000. Under the agreement, Mr. Wolford was eligible to receive an annual cash bonus based on objective performance criteria agreed upon between him and our compensation committee, capped at an amount equal to his base salary for that year. He was also entitled to a monthly automobile allowance in the amount of $1,500 and was entitled to participate in all benefit plans, programs or practices to the same extent as our executive officers generally.
On February 8, 2011, Mr. Wolford resigned as our Chief Financial Officer. On February 11, 2011, we entered into an Agreement and General Release with Mr. Wolford. Under the release, which was made effective as of February 8, 2011, we and Mr. Wolford agreed that his final day of employment with us would be March 10, 2011.  We also agreed to pay Mr. Wolford a severance payment in the amount of $300,000 and a pro rata bonus for 2011 in the amount of $18,904 in a lump sum on May 9, 2011 and to provide continuing coverage under our health plans for 12 months at active employee rates.  He also became fully vested on March 10, 2011 with respect to 43,562 restricted stock units, which were settled by us in the form of membership interests in POP Executive Partners, LLC, representing indirect ownership of a like number of common units of the Operating Partnership on or before May 9, 2011.
Except as described above, we have not entered into employment agreements with any of our named executive officers.
Stock Incentive Plan
We do not currently, and did not in 2010 or 2011, have a stock incentive plan for the benefit of our executive officers, our employees or employees of Pacific Office Management. The 2008 Directors’ Stock Plan, referred to as the Plan, which permits grants to members of the board of directors of incentive stock options, stock appreciation rights, and stock awards, including grants of restricted stock units or other equity-based awards, was adopted by our board on May 21, 2008, and approved by stockholders at our 2009 annual meeting of stockholders. The Plan is administered by the compensation committee. As of December 31, 2011, a total of 121,022 shares of common stock had been issued to our directors under equity awards granted under the Plan, and there were no outstanding, unvested awards under the Plan. A total of 150,000 shares of our common stock may be issued under the Plan.
The following table provides information as of December 31, 2011 regarding the Plan. We currently have no other equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	–	$–	28,978
Equity compensation plans not approved by security holders	–	–	–
Total	–	$–	28,978

Indemnification of Directors and Officers
Our charter and the partnership agreement of our Operating Partnership provide for indemnification of our directors and officers against liabilities to the fullest extent permitted by applicable law. If a director or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.
In the event of any amendment to the Maryland General Corporation Law, or MGCL, permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended. Any amendment of the partnership agreement of our Operating Partnership related to the indemnification of our directors and officers will be prospective only and will not affect our existing indemnification obligations to our directors or officers.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership and voting power of all of our Class A Common Stock as of March 20, 2012, by: (i) each person who we know to own beneficially more than 5% of our Class A Common Stock, (ii) each of our directors and named executive officers and (iii) all of our current directors and executive officers as a group. As of March 20, 2012, none of our directors or executive officers own any shares of Senior Common Stock or Class B Common Stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

	SHARES BENEFICIALLY OWNED (2)			NUMBER OF LIMITED PARTNERSHIP UNITS REPRESENTING ECONOMIC INTERESTS(4)
NAME AND ADDRESS(1)	NUMBER OF SHARES OF LISTED COMMON STOCK	PERCENT OF CLASS	PERCENT OF TOTAL VOTING POWER(3)
Jay H. Shidler	46,921,043(5)	19.0%	89.3%	17,734,355
Clay W. Hamlin	26,109	*	*	166,893
Michael W. Brennan	26,109	*	*	133,514
Robert L. Denton	26,109	*	*	873,474
Paul M. Higbee	26,109	*	*	–
James R. Ingebritsen	178,247(6)	4.5%	*	4,502,589
James R. Wolford	–	–	–	43,562
Matthew J. Root	198,247(7)	5.0%	*	4,502,589
Lawrence J. Taff	188,247	4.8%	*	4,477,052
Kimberly F. Aquino	–	–	–	330,989
All current directors and executive officers as a group (7 persons)(8)	47,213,726	26.4%	89.9%	23,716,277
James C. Reynolds	477,004(9)	12.1%	*	10,827,368
____________

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each listed person is c/o Pacific Office Properties Trust, Inc., 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.
(2)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and generally includes securities that a person has the right to acquire within 60 days.

(3)
Based on a total of 3,941,142 shares of Class A Common Stock, 100 shares of Class B Common Stock and 2,410,839 shares of Senior Common Stock outstanding as of March 20, 2012. In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (one vote per share), Class B Common Stock (one vote per share), Senior Common Stock (one vote per share) and Proportionate Voting Preferred Stock (one vote for each share of Class A Common Stock for which the Common Units and Preferred Units held by Venture could be redeemed) has been aggregated.

(4)
The number of units reported reflects each listed person’s indirect economic interests in units of our Operating Partnership held by Venture. Such interests are held by such listed person through indirect membership interests in Venture and for which such listed person, except for Mr. Shidler, exercises no voting power or investment power.

(5)
Includes 747,350 shares of Class A Common Stock held indirectly by Mr. Shidler and 46,173,693 shares of Class A Common Stock represented by the Common Units and Preferred Units held by Venture, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion. The percentage reported under “Percent of Class” does not reflect the 46,173,693 shares of Class A Common Stock represented by the Common Units and Preferred Units, as referenced above. Pursuant to a Schedule 13D/A filed with the SEC on October 5, 2009, Mr. Shidler, Shidler Equities L.P., a Hawaii limited partnership (“Shidler LP”), and Shidler Equities Corp., a Hawaii corporation (“Shidler Corp.” and collectively, with Mr. Shidler and Shidler LP, “Shidler”) have sole voting and sole dispositive power over 747,350 shares of Class A Common Stock.

(6)
Includes 88,247 shares of Class A Common Stock held directly by JRI Equities, LLC, of which Mr. Ingebritsen is the managing member, and 90,000 shares of Class A Common Stock held by a trust of which Mr. Ingebritsen is the trustee. Mr. Ingebritsen disclaims beneficial ownership of the 90,000 shares held by the trust. Mr. Ingebritsen’s minor children are the beneficiaries of the Ingebritsen Children Trust, an irrevocable trust that owns an additional 100,000 shares of Class A Common Stock; Mr. Ingebritsen does not have investment or voting control over these shares. Mr. Ingebritsen’s address is c/o Parallel Capital Partners, Inc., 10188 Telesis Court, Suite 222, San Diego, CA 92121.

(7)
Includes 98,247 shares of Class A Common Stock held directly by MJR Equities, LLC, of which Mr. Root is the managing member, and 100,000 shares of Class A Common Stock held by a trust of which Mr. Root is the trustee. Mr. Root disclaims beneficial ownership of the 100,000 shares held by this trust. Mr. Root’s minor children are the beneficiaries of the Root Family Investment Trust, an irrevocable trust that owns an additional 90,000 shares of Class A Common Stock; Mr. Root does not have investment or voting control over these shares. Mr. Root’s address is c/o Parallel Capital Partners, Inc., 10188 Telesis Court, Suite 222, San Diego, CA 92121.

(8)
Includes 46,173,693 shares of Class A Common Stock represented by the Common Units and Preferred Units held by Venture, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion.

(9)
Information based on a Schedule 13G/A filed with the SEC on October 2, 2009, by James C. Reynolds, Reynolds Partners, L.P., a Hawaii limited partnership (“Reynolds Partners”) of which the general partner is JC Reynolds, LLC, a Hawaii limited liability company of which Mr. Reynolds is the managing member, and The James C. Reynolds Revocable Living Trust, under a Trust Agreement dated May 25, 1982 for The James C. Reynolds Revocable Living Trust (the “Reynolds Trust”), of which Mr. Reynolds is the trustee. The Schedule 13G/A states that Mr. Reynolds has sole voting and sole dispositive power over 200,504 shares of Class A Common Stock held by Reynolds Partners and 276,500 shares of Class A Common Stock held by the Reynolds Trust. Mr. Reynolds’s address is c/o Parallel Capital Partners, Inc., 10188 Telesis Court, Suite 222, San Diego, CA 92121.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.
To the best of the Company’s knowledge and based solely on written representations that no reports were required, no officers, directors or greater than 10% beneficial owners failed to file, on a timely basis, any Forms 3, 4 or 5 during the year ended December 31, 2011.
Certain Relationships and Related Transactions
Until February 1, 2011, we were externally advised by Pacific Office Management, an entity that was owned and controlled by Mr. Shidler and certain of our executive officers and related parties. Pursuant to our Advisory Agreement with Pacific Office Management, Pacific Office Management was entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum. Although we were responsible for all direct expenses incurred by us for certain services for which we were the primary service obligee, Pacific Office Management bore the cost and was not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, which expenses included, but were not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies. The corporate management fee was subject to reduction of up to $750,000 based upon the amounts of the direct costs that we bore. Additionally, Pacific Office Management and its affiliates were entitled to receive property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, leasing fees consistent with the prevailing market as well as property transaction fees in an amount equal to 1% of the contract price of any acquired or disposed property; however, such property management fees, leasing fees, and property transaction fees were required to be consistent with prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located.
Pacific Office Management was also entitled to certain fees related to any placement of debt or equity that we undertook, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.
Effective as of February 1, 2011 we internalized our management by terminating the Advisory Agreement and acquiring all of the outstanding stock of Pacific Office Management for an aggregate purchase price of $25,000. Pacific Office Management waived the internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses.
Prior to the internalization of our management, we paid amounts to Pacific Office Management and its related parties for services provided relating to property management, leasing, property transactions and debt placement. The fees paid are summarized in the table below for the indicated periods (in thousands):

	FOR THE YEAR ENDED DECEMBER 31, 2011	FOR THE YEAR ENDED DECEMBER 31, 2010
Property management fees to affiliates of Pacific Office Management (1)	$223	$3,096
Leasing commissions (2)	–	260
Corporate management fees to affiliates of Pacific Office Management	63	750
Interest	–	2,122
Construction management fees and other (3)	3	168
Total	$289	$6,396
___________

(1)	Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.

(2)	Leasing commissions are capitalized as deferred leasing costs and amortized over the life of the related lease.

(3)	Debt placement fees for the FHB Credit Facility of $0.1 million are included in the amounts paid for the year ended December 31, 2010.
Prior to the internalization of our management, Pacific Office Management leased space from us at certain of our wholly-owned properties for building management and corporate offices. The rents from these leases totaled $0.1 million for the one month ended January 31, 2011 and $0.7 million for the year ended December 31, 2010.
At December 31, 2011, we have $0.4 million of amounts receivable from related parties included in rents and other receivables on our consolidated balance sheets, which consists primarily of property management fees and lease commission fees due from our joint ventures. These amounts are a result of the internalization of Pacific Office Management.
In connection with our offering of Senior Common Stock, which we terminated in February 2011, we paid dealer manager commissions to an affiliate of Pacific Office Management, Priority Capital Group. The commissions paid to Priority Capital Group, which were calculated as a base of 2% of the gross proceeds from sales of the Senior Common Stock, totaled approximately $0.5 million for the year ended December 31, 2010. No dealer manager commissions were paid during 2011.
During the year ended December 31, 2010, we paid to affiliated entities $1.2 million primarily consisting of rental revenues received by us subsequent to the date our formation transactions, but which related to operations of our properties prior to the date of our formation transactions.
On September 3, 2010, our Operating Partnership assumed, through the exercise of an option with Pacific Office Management, all of the rights and obligations of Pacific Office Management under two Sale, Purchase and Escrow Agreements, each dated as of August 12, 2010 and amended as of August 30, 2010, referred to collectively as the PSAs, pursuant to which we agreed to acquire the GRE portfolio, a portfolio of 12 office properties comprising approximately 1.9 million rentable square feet located primarily in southern California.  Upon the assumption of the PSAs, our Operating Partnership delivered $3.0 million into escrow to replace the deposits initially made by Pacific Office Management pursuant to the PSAs, and Pacific Office Management was refunded from escrow deposits in the amount of $3.0 million that it had previously funded.  Our Operating Partnership paid no other consideration to Pacific Office Management in connection with the exercise of the option. We did not complete the acquisition of the GRE portfolio.

Externalization of Management
In connection with our strategy to reduce costs as much as reasonably practicable in the near future, we became externally advised once again effective as of April 1, 2012. Our Advisor is Shidler Pacific Advisors, an entity that is owned and controlled by Mr. Shidler. Under our Advisory Agreement with Shidler Pacific Advisors, Shidler Pacific Advisors is responsible for the day-to-day operation and management of the Company and the Operating Partnership in accordance with guidelines established by our board of directors.
For performing services under the Advisory Agreement, Shidler Pacific Advisors is entitled to:

•	a corporate management fee of $213,300 per quarter, which is payable in arrears on a quarterly basis; and

•	real property asset management and related fees for performing real property management and related services for the Company.
Real property asset management and related fees payable are required to be based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located, and must be approved by a majority of our directors who are not employees of the Company or Shidler Pacific Advisors. We estimate that real property asset management and related fees payable to Shidler Pacific Advisors during the first twelve months of the agreement to be approximately $1.9 million although the actual amount paid will depend upon activities at the managed properties and other factors beyond our control such as leasing and sales success. The Advisory Agreement is terminable by either party on 90 days’ notice.
Real property asset management and related services to our joint venture properties that we have the right to manage have been or will be subcontracted to Parallel Capital Partners, Inc., or Parallel, an entity owned by Messrs. Ingebritsen, Root and Reynolds. Each of Messrs. Ingebritsen and Root was an executive officer of the Company until March 29, 2012, and Mr. Reynolds is the beneficial owner of approximately 12% of our Class A Common Stock was a director and stockholder of Pacific Office Management prior to our acquisition of Pacific Office Management. We estimate that the fees earned by Parallel from these subcontracts during the first twelve months of the agreement to be approximately $1.7 million although the actual amount will depend upon activities at the managed properties and other factors beyond our control such as leasing and sales success.
Shidler Pacific Advisors has agreed to acquire substantially all of the assets of Pacific Office Management for an aggregate purchase price of $25,000.
Related Party Financing Transactions
At December 31, 2011 and 2010, we had promissory notes payable by the Operating Partnership to certain affiliates in the aggregate principal amount of $21.1 million, at both dates, which were originally issued to fund certain capital improvements upon the completion of our formation transactions and upon the exercise of an option granted to us by Venture and its affiliates as part of our formation transactions. Based on their respective ownership in the entities holding these notes, at December 31, 2011, the aggregate principal amount attributable to each of Messrs. Shidler, Reynolds, Ingebritsen, Root and Taff was $6.8 million, $6.1 million, $2.7 million, $2.7 million and $2.0 million, respectively.  Interests in the remaining $0.8 million are held by entities controlled by Mr. Reynolds.

The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of a) an underwritten public offering of at least $75 million of our common stock; b) the sale of substantially all the assets of the Company; or c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.
For the period from March 20, 2008 through December 31, 2011, interest payments on the unsecured notes payable to related parties have been deferred with the exception of $0.3 million which was related to a portion of the notes exchanged for Class A Common Stock in 2009.  At December 31, 2011 and 2010, $6.1 million and $4.3 million, respectively, of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the Company’s consolidated balance sheets.
Indemnification Agreements
As security for the Operating Partnership’s credit agreement with First Hawaiian Bank, Shidler LP pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $25 million.  As a condition to the pledge, the Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which the Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge.  In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by First Hawaiian Bank and applied to the payment of principal, interest and/or charges under the credit agreement, the Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler LP.  Pursuant to the indemnification agreement, as amended, the Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.00% of the entire $25 million principal amount of the certificate of deposit. For the years ended December 31, 2010 and December 31, 2011, a total of $0.4 million and $0.5 million, respectively, of accrued interest and annual fees was paid or payable to Shidler LP pursuant to the indemnification agreement.
The debt encumbering certain of our properties and, in the case of our Honolulu property known as “Clifford Center,” obligations under the ground lease, are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds. Our Operating Partnership has entered into certain indemnity agreements with Messrs. Shidler and Reynolds in order to indemnify each of them under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligation in each of these indemnity agreements is basically to defend, indemnify and hold harmless Mr. Shidler or Mr. Reynolds from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of Mr. Shidler or Mr. Reynolds following our formation transactions.
The mezzanine debt secured by a pledge of the ownership interests in the entity owning our City Square property was also secured, in part, by the posting of certain letters of credit by Mr. Reynolds and Shidler LP in the aggregate amount of $3.7 million. Following the maturity of this debt in September 2010, the lender collected against these letters of credit on October 20, 2010. Pursuant to an indemnity agreement entered into on March 19, 2008 in connection with our formation transactions, our Operating

Partnership reimbursed approximately $1.9 million to each of Mr. Reynolds and Shidler LP for their respective losses under the letters of credit.
In May of 2011, we defaulted on our loan secured by the Sorrento Technology Center property. We ceased making the required debt service payments on the loan and on June 6, 2011, we received a notice of default. On January 5, 2012, the lender foreclosed on the loan and took back the property. As a result of the foreclosure action, certain contract parties (including Venture and other entities in which Messrs. Shidler, Taff, Ingebritsen, Root and Reynolds own interests) may claim they are entitled to a make-whole cash payment under the tax protection agreements relating to the property.  We do not believe that liability under these agreements could exceed $3.0 million, which is the estimated approximate built-in gain associated with the property multiplied by the highest applicable tax rate, plus a gross-up amount.  However, any requested payment could be challenged by us or significantly reduced.
On February 15, 2012, we entered into two Purchase and Sale Agreements to sell our fee and leasehold interests in our First Insurance Center property, located in Honolulu, Hawaii, to an unaffiliated third party for aggregate consideration of approximately $70.5 million (including the assumption of $52 million in existing debt encumbering the property). The completion of the sale transactions is scheduled to occur simultaneously no later than 10 business days after the consent of the lenders to the debt assumptions is received, but no later than June 30, 2012, subject to customary closing conditions. We cannot be certain that we will be able to complete the sale of our First Insurance Center property prior to that date or at all. Should the sale of the property be completed, certain contract parties (including Venture and other entities in which Messrs. Shidler, Taff, Ingebritsen, Root and Reynolds own interests) may claim they are entitled to a make-whole cash payment under the tax protection agreements relating to the property.  We do not believe that liability under these agreements could exceed $9.1 million, which is the estimated approximate built-in gain associated with the property multiplied by the highest applicable tax rate, plus a gross-up amount.  However, any requested payment could be challenged by us or significantly reduced.

PROPOSAL 2: AMENDMENT TO CHARTER
General
Our board of directors has approved certain amendments to our charter, which we refer to as the Amendments, to:

•
change the provision that specifies that the number of directors on our board shall never be less than four or more than nine to state that the number of directors on our board shall never be less than one or more than five; and

•	change the name of the class of our common stock currently designated as “Listed Common Stock” to “Class A Common Stock.”
The Amendments are set forth in the Articles of Amendment in the form attached as Appendix A to this proxy statement. The following descriptions of the Amendments are qualified by the text of the Articles of Amendment.
If this proposal is approved, the Amendments will become effective upon the filing of the Articles of Amendment with, and the acceptance for record of the Articles of Amendment by, the State Department of Assessments and Taxation of Maryland, which filing will take place as soon as reasonably practicable following the Annual Meeting.
Summary of the Amendments
Change the Minimum and Maximum Number of Directors. Our charter currently provides that the number of directors comprising our board of directors shall never be less than four nor more than nine members. There are currently five directors on our board. In connection with our cost savings objectives, two of our current directors, Paul M. Higbee and Clay W. Hamlin, have elected not to stand for re-election at the Annual Meeting, and their terms will expire at the Annual Meeting.
In light of the resulting vacancies arising on the board of directors, following the recommendation of the Nominating and Corporate Governance Committee, our board of directors has determined that the number of directors comprising the board of directors immediately following the Annual Meeting shall be three. Consistent with this determination, we are amending our charter to provide that the number of directors comprising our board of directors shall never be less than one nor more than five members.
Change the Name of our Listed Common Stock. The class of our common stock that was previously listed and traded on the NYSE Amex is defined in our charter as “Listed Common Stock.” On March 16, 2012, we initiated the withdrawal of the listing of our Listed Common Stock from the NYSE Amex, which became effective on April 5, 2012. The Listed Common Stock is now quoted in the OTCQB tier of the OTC Marketplace. Because our Listed Common Stock is no longer listed on a national securities exchange, we are amending our charter to rename our Listed Common Stock as “Class A Common Stock.”
Vote Required
Maryland law provides that certain of the Amendments must be approved by the board of directors in a resolution setting forth those Amendments and declaring their advisability and directing that they be submitted for consideration by the stockholders entitled to vote thereon.  When stock is outstanding, Section 2-604 of the Maryland General Corporation Law requires that proposed amendments to a corporation’s charter be approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter unless the corporation’s charter requires a lesser proportion, but not less than a majority, of votes.  Our charter requires only a majority vote.
Accordingly, assuming a quorum is present, the approval of the Amendments requires the approval of a majority of the votes entitled to be cast at the Annual Meeting. Abstentions will be counted when determining whether there is a quorum present and will have the effect of a vote against this proposal. In the absence of your voting instructions, we believe your bank, broker or other nominee will be able to vote your shares in its discretion with respect to this proposal.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has selected and appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. Ernst & Young audited our consolidated financial statements as of and for the years ended December 31, 2011 and 2010. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. A representative of Ernst & Young is not expected to be present at the Annual Meeting.
Fees
The following table sets forth the aggregate fees billed to us by our principal accountant, Ernst & Young, for professional services rendered on behalf of the Company and its subsidiaries for fiscal years 2011 and 2010, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

	2011	2010
Audit Fees	$531	$495
Audit-Related Fees	80	386
Tax Fees	370	537
All Other Fees	—	—
Total	$981	$1,418

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports, and audits of the Company’s joint venture properties. Audit-related fees consist of fees billed for services rendered in relation to the Company’s equity offerings and for miscellaneous accounting consultations. For 2011, tax fees consist of $0.3 million in fees billed for tax return preparation and compliance services and $0.1 million in fees billed for other tax consultations. For 2010, tax fees consist of $0.3 million in fees billed for tax return preparation and compliance services and $0.2 million in fees billed for other tax consultations related to the Company’s equity offerings.
Policy on Pre-Approval of Audit Fees
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing work of the independent accountants. The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services provided to us, including audit services, audit-related services, non-audit services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee charter provides that approval of audit and permitted non-audit services may be made by one or more members of the Audit Committee as shall be designated by it. In accordance with such provision, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. For the fiscal years ended December 31, 2011 and 2010, the Audit Committee approved all audit-related, tax and other services provided to us by our principal accountants.
As previously discussed, the Audit Committee will be dissolved effective as of the Annual Meeting. Following the dissolution of the Audit Committee, our entire board of directors will be responsible for pre-approving audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the policy previously approved by the Audit Committee.
Vote Required
Assuming a quorum is present, the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the approval of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion with respect to this proposal.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.
The undersigned members of the Audit Committee of the board of directors of Pacific Office Properties Trust, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2011 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Pacific Office Properties Trust, Inc. for the fiscal year ended December 31, 2011.

2.
The Audit Committee has discussed with representatives of Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.
Submitted by the Audit Committee:
Paul M. Higbee, Chairman
Clay W. Hamlin, III

PACIFIC OFFICE PROPERTIES TRUST, INC.
FORM OF ARTICLES OF AMENDMENT
Pacific Office Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom Section 5.1 of Article V and inserting in lieu thereof the following Section 5.1 of Article V:

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is currently three (3), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law, as amended from time to time (the “MGCL”), and shall never be less than one (1) or more than five (5) members.

The Corporation elects that, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancies in the Board of Directors for any reason, including any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael W. Brennan
Robert L. Denton
Jay H. Shidler

SECOND: The Charter is hereby further amended by changing the name of the class of Common Stock, $.0001 par value per share, of the Corporation designated as “Listed Common Stock” in Section 6.1 of Article VI to “Class A Common Stock.” All references in the Charter to “Listed Common Stock” are hereby changed to “Class A Common Stock.”

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendments to the Charter.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this _____ day of _______________, 2012.

ATTEST:                    PACIFIC OFFICE PROPERTIES TRUST, INC.

By: ____________________________        By: ____________________________ (SEAL)
Name: Kimberly F. Aquino         Name: Lawrence J. Taff
Title: Corporate Secretary             Title: Chief Executive Officer

# PACIFIC OFFICE PROPERTIES TRUST, INC.

**IMPORTANT ANNUAL MEETING INFORMATION**

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## Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 18, 2012.**

### Vote by Internet

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## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

| | For | Withhold |
|---|---|---|
| 01 - Jay H. Shidler | ☐ | ☐ |
| 02 - Michael W. Brennan | ☐ | ☐ |
| 03 - Robert L. Denton | ☐ | ☐ |

## B Non-Voting Items

**Change of Address** — Please print new address below.

## C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 J N T

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## Proxy — PACIFIC OFFICE PROPERTIES TRUST, INC.

### Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2012

Lawrence J. Taff and Kimberly F. Aquino, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pacific Office Properties Trust, Inc. to be held at 841 Bishop Street, Suite 1700, Honolulu, HI 96813 on Thursday, May 18, 2012 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)

**PACIFIC OFFICE PROPERTIES TRUST, INC.**

***IMPORTANT ANNUAL MEETING INFORMATION***

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

| Nominee | For | Withhold |
|---|---|---|
| 01 - Jay H. Shidler | ☐ | ☐ |
| 02 - Michael W. Brennan | ☐ | ☐ |
| 03 - Robert L. Denton | ☐ | ☐ |

+

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X 1 3 6 6 8 8 2 +

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — PACIFIC OFFICE PROPERTIES TRUST, INC.

### Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2012

Lawrence J. Taff and Kimberly F. Aquino, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pacific Office Properties Trust, Inc. to be held at 841 Bishop Street, Suite 1700, Honolulu, HI 96813 on Thursday, May 18, 2012 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)